Exhibit 99.1

SOUTHWEST ANNOUNCES LEADERSHIP CHANGES

DALLAS—Jan. 9, 2025—Today two longtime Leaders at Southwest Airlines Co. (NYSE: LUV) announced plans to retire from their executive officer positions. Executive Vice President & Chief Financial Officer Tammy Romo and Chief Administration Officer Linda Rutherford will retire from their positions effective April 1, 2025.

“For more than three decades, Tammy and Linda have led our organization with vision, integrity, and an unwavering commitment to excellence,” said Bob Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors at Southwest Airlines. “Both have managed the Company through highs and lows—and Southwest Airlines is better because of their influence on many of our most significant achievements. We are grateful for their contributions, which will shape our future for years to come.”

Tammy Romo

Romo joined Southwest Airlines® in 1991 and has held many Leadership roles in the past 33 years, including Head of Investor Relations, Controller, Treasurer, and Senior Vice President Planning. She became Executive Vice President & Chief Financial Officer in 2012, and since that time, has been responsible for overseeing the airline’s finance activities and initiatives, as well as Supply Chain Management, Corporate Strategy, Fuel Strategy & Management, Fleet Strategy & Management, and Environmental Sustainability.

Over Romo’s career, her accolades include being recognized by WomenInc. as a Most Influential Corporate Director in 2023, named D CEO Magazine’s Outstanding CFO for a Public Company in 2022 and 2014, Dallas Business Journal’s 2014 CFO of the Year, and named in Institutional Investor’s All-America Executive Team for Airlines. In addition, Tammy is a Lifetime member of the McCombs School Advisory Council and an Emeritus member of the Accounting Advisory Council.

Southwest will begin a search for Romo’s replacement.

Linda Rutherford

Rutherford came to Southwest in 1992 as a Public Relations Coordinator after time spent working as a news journalist. At Southwest®, Rutherford has focused largely on the Communications space, including serving as the Chief Communications Officer for seven years before assuming her current role as Chief Administration Officer. In her current capacity, Linda oversees Culture & Communications, Internal Audit, People, Talent & Leadership, Total Rewards, Technology, and Southwest University.

Among Rutherford’s myriad honors, she has received the 2023 PRWeek Women of Distinction, the 2023 Missouri Honor Medal, and the 2022 Institute of Public Relations Lifetime Achievement Award. She is also an inductee into the halls of fame for PR News Measurement, PR News Public Relations, and the Texas Tech University College of Media & Communications.

About Southwest Airlines Co.

Southwest Airlines Co. operates one of the world’s most admired and awarded airlines, offering its one-of-a-kind value and Hospitality at 117 airports across 11 countries. Southwest took flight in 1971 to democratize the sky through friendly, reliable, and low-cost air travel and now carries more air travelers flying nonstop within the United States than any other airline1. By empowering its more than 73,0002 People to deliver unparalleled Hospitality, the maverick airline cherishes a passionate loyalty among more than 137 million Customers carried in 2023. Southwest leverages a unique legacy and mission to serve communities around the world including harnessing the power of its People and Purpose to put communities at the Heart of its success. Learn more by visiting Southwest.com/citizenship.

1Based on U.S. Dept. of Transportation quarterly Airline Origin & Destination Survey since Q1 2021

2Fulltime-equivalent active Employees